Free writing prospectus dated September 8, 2025

File pursuant to Rule 433 of the securities Act of 1933, as amended

Relating to Preliminary Prospectus dated September 8, 2025

(Registration No. 333-289562)

ECST

ECST HOLDINGS LIMITED



Disclaimer (Free Writing Prospectus Legend)

- **Legal Disclaimer:** This presentation **highlights basic information** about ECST Holdings Limited (together with its subsidiaries, the" Company") and the proposed offering of its securities. **Because it is a summary, it does not contain all of the information** you should consider before investing. The Company has filed the **registration statement on Form F-1, as amended (including preliminary prospectus)** with the SEC for the offering to which this presentation relates. Before you invest, you should **carefully read the prospectus in the registration statement (including the risk factors described therein), and other documents the Company has filed with the SEC in their entirety**, for more complete information about the Company and the proposed offering. You may obtain these documents for free by visiting EDGAR on the SEC's website at **www.sec.gov.** Alternatively, copies of the prospectus may be obtained from the Company or from **Eddid Securities USA Inc.**, the sole underwriter, at 40 Wall Street, Suite 1606, New York, NY 10005. **This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities**, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of that jurisdiction. The offering will be made only by means of the prospectus.

- **Forward-Looking Statements:** Certain statements in this presentation may constitute "forward-looking" statements within the meaning of U.S. federal securities laws. **Forward-looking statements** include descriptions of the Company's **future plans, strategies, objectives, or goals**, and expectations of future operational or financial performance. Words such as "believe," "expect," "intend," "estimate," "plan," "target," "may," "would" and similar expressions are intended to identify forward-looking statements. These statements are **subject to risks and uncertainties** that could cause actual results to differ materially from those expressed or implied. **Key risks and uncertainties** include, among others, those related to the Company's ability to maintain and grow its revenues and client base, risks of doing business in Hong Kong, competition in the ERP solutions industry from smaller local software companies, traditional ERP service providers, and multinational software companies, economic conditions in the Company's core markets, and other factors set forth in the "Risk Factors" section of the prospectus. Forward-looking statements speak only as of the date they are made, and the Company **undertakes no obligation to publicly update** any of them in light of new information or future events, except as required by law.

- These forward-looking statements are based largely on current expectations and projections about future events and trends that the Company believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for the Company to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward-looking statements will be achieved or occur.

- **Free Writing Prospectus Legend**: This presentation has been prepared by the Company and is **authorized for use** only by intended recipients in connection with the Company's proposed offering. **Any unauthorized use or distribution of this presentation is not permitted.** This presentation is an **"issuer free writing prospectus"** under Rule 433 of the Securities Act of 1933, as amended and **relates to** the Company's Registration Statement on Form F-1 dated [*] 2025 (No. 333-289562). The Company has **filed** the issuer free writing prospectus, the registration statement, and the accompanying prospectus with the SEC, which are available as described above. **Please refer to those filings for more complete information.** By viewing this presentation, you acknowledge that you are doing so in accordance with the applicable offering rules and regulations. Investors are **urged to read** the prospectus before making an investment decision.

Investment Overview

Offering Size: Up to **2,000,000 Class A Shares**

Indicative price range: Anticipated US$**4.00** per share -> estimated gross proceeds US$**6 M or** US$**7.1 M** (subject to market conditions).

Use of Funds:

1. Potential investments and/ or horizontal acquisitions of enterprise management solution providers.
2. Research and development of our ERP solutions platform.
3. Sales and marketing activities.
4. General administration and working capital.

Opportunity:

1. For FY2023 and FY2024 total revenue approximately US$**4.1 M**
2. We are also keen on further expanding our primary customer base outside Hong Kong, especially markets in the Asia-Pacific region and Europe.

Exchange: Planned listing on Nasdaq Capital Market under symbol "ECST"

Management Team



Eric CHOW Yik Hang

Chairman, Director and CEO

- 15+ years of managerial experience
- Higher Diploma in Corporate Management, Saint Francis University, 2007
- Director of ECHK since 2009
- Holds directorships in EC EAT LIMITED and Alma Catering Limited



Zhao Pang

Chief Financial Officer

- Almost 10 years of experience in accounting and auditing
- Certified public accountant in the U.S and Australia
- Audit Manager, JFY CPA Limited., October 2024 to present
- Bachelor of Science degree, Linyi University, 2012
- Master of Science degree, University of East Anglia, 2015

Board of Directors

Directors

Mr. Yik Hang Chow

Chief Financial Officer

Mr. Zhao Pang

Independent Directors

Mr. Yuk Ming Christopher Chung

Nominating and Corporate Governance Committee Chairman, Member of Audit Committee and Compensation Committee

Mr. Hing Cheong Lau

Compensation Committee Chairman, Member of Audit Committee and Nominating and Corporate Governance Committee

Mr. Shing Kei Sze

Audit Committee Chairman, Member of Nominating and Corporate Governance Committee and Compensation Committee

Corporate Structure



Mr. KangKwong Wong
Ms. Yuk Chun Cathy Wong
100%
100%
Other Existing <5% Shareholders
Erphng (BVI) Limited
YCH Group Limited
Public Shareholding
Pre-Offering Shareholding: 27.80% Voting power: 1.89%
Post-Offering Shareholding: 25.27% Voting power: 1.88%
Pre-Offering Shareholding: 15.30% Voting power: 20.79%
Post-Offering Shareholding: 13.91% Voting power: 20.65%
Pre-Offering Shareholding: 56.90% Voting power: 77.32%
Post-Offering Shareholding: 51.73% Voting power: 76.80%
Pre-Offering Shareholding: N/A Voting power: N/A
Post-Offering Shareholding: 9.09% Voting power: 0.67%
ECST Holdings Limited (Cayman Islands)
100%
ECST (BVI) Limited (British Virgin Islands)
100%
E-Commerce System TechnologyLimited (Hong Kong)
100%
99.0%
Shenzhen Yixi TechnologyCompany Limited (PRC)
Foshan Yixi Intelligent TechnologyCompany Limited (PRC)
1.0%

Company Snapshot

We are a provider of cloud-based enterprise management solutions in Hong Kong. Since our founding in 2012, we have been utilizing our deep industry expertise and technological know-hows to develop and provide a universal, integrated, comprehensive, all-in-one platform of cloud-based ERP solutions with tailored applications, that enables customers to fully manage critical aspects of business operations in a unified platform. We generate our revenue primarily from the provision of **(i) cloud-based ERP solutions**; and **(ii) maintenance and other services.** The table below sets out our revenue by product types for the years indicated.

	For the six months ended March 31,				
	2024		2025		
	HK$	%	HK$	US$	%
Cloud-based ERP solutions	17,144,151	95.1	15,170,343	1,944,916	87.0
Maintenance and other services	883,701	4.9	2,261,141	289,890	13.0
Total	**18,027,852**	100	**17,431,484**	**2,234,806**	100

	For the years ended September 30,				
	2023		2024		
	HK$	%	HK$	US$	%
Cloud-based ERP solutions	22,093,183	91.9	29,766,249	3,816,186	94.1
Maintenance and other services	1,946,646	8.1	1,876,616	240,592	5.9
Total	**24,039,829**	100	**31,642,865**	**4,056,778**	100

Market Size of the ERP Solutions in Hong Kong

The market size of the ERP solution market in Hong Kong has grown at a CAGR of 4.9% from HK$4,150 million in 2019 to HK$4,930 million in 2024, and is expected to further grow at a YoY grow of 5.7% to HK$5,214 million in 2025. The following chart shows the revenue of ERP solution in Hong Kong from 2019 to estimated year of 2025.



Revenue of ERP solution in Hong Kong (2019-2025e)
million (HK$)
6,000
5,000
4,000
3,000
2,000
1,000
0
4,150
4,068
4,200
4,187
4,571
4,930
5,214
2019
2020
2021
2022
2023
2024
2025e

Our ERP solutions and services

Our ERP solutions platform encompasses **11 management modules** as described below:


Customer Relationship
Management


Sales Management


Promotional Management


Product Management


Purchasing Management


Financial management


Human Resources Management


Inventory Management


Account Management


Assignment Management


Manufacturing Management


Service Management
Service

Our ERP solutions and services

After years of adaptation and collaboration with our customers, we have configured our ERP solutions platform and pre-built industry-specific versions for selected industries, serving companies in the **trading**, **retail**, **service** and **construction sectors.**

We also develop **tailored add-on applications** and **supplementary functionalities** based on unique requests from our clients, which are generally integrated into our ERP solutions platform but are also available as separate offerings.



Portable Printers
*Delivery note printed on the spot
Logistics Management System
Warehouse Management
Inventory Management
Driver Management
Real-time GPS tracking



Hair Salon
One-stop Self-service Kiosk
LOGO
Queue management
Automate upselling
Membership package
Digital payment integration
In addition to the KIOSK device, we also provide peripheral equipment: receipt printer, Dual camera, QR code scanner, IC card reader.



Intelligent Engineering
Punch-In and Out System
QR Code / Wi-Fi Punch-in
Punch-ins can be restricted to specific IP addresses by setting up Wi-Fi access, allowing clock-ins only from approved locations.
11:39:20
Real-Time Monitoring
Image Capture or File Upload Through the Application
Manage employee attendance, payroll, and HR tasks all in one place



Fitness Center Management System
Facial Recognition Access Control
Dynamic QR code base access
Real time Attendance
Gym Management with Subscription
Single Sign-On Convenience

Competitive Strengths



- Dedicated and experienced management team
- Universal, versatile, cross-device and all-in-one cloud-based ERP solutions build for customers from a variety of industries
- Innovative solutions that address practical challenges faced by our clients
- Robust customer base

Growth Drivers, Trends and Challenges



The ERP solution market is being shaped by the increasing adoption of Data Solutions as a Service (DSaaS) and cloud-based modules as a service



Growth in the adoption of autonomous AI



The shift toward cloud-based ERP systems is a dominant trend, driven by their lower upfront costs, scalability, and accessibility from anywhere with an internet connection.



Ensuring Data Security and Privacy in cloud ERP



Integration and Compatibility Issues

Competitive Landscape



- The Hong Kong data solution consulting market is highly competitive, with global leaders like SAP and Oracle providing enterprise-grade solutions.
- Compete by offering niche expertise, personalized services, and cost-effective solutions that cater to the unique requirements of Hong Kong's SMEs market.
- Creates a highly competitive environment, driving innovation and pushing companies to differentiate themselves through value-added services, customer-centric approaches, and adaptability to emerging trends.
- AI democratization in Cloud ERP empowers businesses with accessible, proactive tools to enhance performance.



Future Plans

- Expand our customer base by further penetrating the ERP solution market in Hong Kong, Asia-Pacific and Europe.
- Enhance marketing efforts.
- Enhance the functionalities of our ERP solutions platform.
- Develop business intelligence as an enterprise management solution.
- Attract, develop, train and retain highly skilled professionals.
- Pursue additional strategic and financially attractive acquisitions.

Financial Highlights

Income

	For the six months ended March 31,	
	2024	2025
	HK$	HK$
Revenue	18,027,852	17,431,484
Cost of revenue	(2,600,759)	(2,695,556)
Gross profit	**15,427,093**	**14,735,928**
Total operating expenses	(10,394,161)	(9,823,596)
Total other expenses, net	(106,165)	(84,861)
Income tax expense	(129,796)	(556,052)
Net income	**4,796,971**	**4,271,419**
Other comprehensive income (loss)	1,611	(9,113)
Total comprehensive income	**4,798,582**	**4,262,306**

Financial Highlights

Income

	For the years ended September 30,	
	2023	2024
	HK$	HK$
Revenue	24,039,829	31,642,865
Cost of revenue	(5,997,113)	(5,112,082)
Gross profit	**18,042,716**	**26,530,783**
Total operating expenses	(19,830,685)	(18,901,876)
Total other expenses, net	(373,972)	(72,725)
Income tax expense	-----	(636,516)
Net (loss) income	**(2,161,941)**	**6,919,666**
Other comprehensive income (loss)	35,192	(58,123)
Total comprehensive (loss) income	**(2,126,749)**	**6,861,543**

Financial Highlights

Balance Sheet



HKD
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
12,583,123
(12,364,235)
218,888
21,590,087
(17,108,893)
4,481,194
As at September 30, 2024
As at March 31, 2025
Total Assets
Total Liabilities
Total equity



HKD
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
14,676,412
(19,819,067)
(5,142,655)
12,583,123
(12,364,235)
218,888
As at September 30, 2023
As at September 30, 2024
Total Assets
Total Liabilities
Total (deficit) equity

Financial Highlights

Cash flows

	For the six months ended March 31, 2024	2025
	HK$	HK$
Net cash provided by operating activities	163,717	3,771,831
Net cash provided by investing activities	334,424	2,025,086
Net cash used in financing activities	(633,453)	(40,968)
Effect of foreign exchange rate on cash	422	(998)
Net (decrease) increase in cash and cash equivalents	**(134,890)**	**5,754,951**

	For the years ended September 30, 2023	2024
	HK$	HK$
Net cash provided by operating activities	2,234,142	1,896,154
Net cash used in investing activities	(5,999,793)	(674,383)
Net cash provided by (used in) financing activities	2,977,164	(1,199,756)
Effect of foreign exchange rate on cash	(856)	1,537
Net (decrease) increase in cash and cash equivalents	**(789,343)**	**23,552**



ECST

Thank You

www.1ecst.com